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                                                                    Exhibit 99.1

               Coventry Industries Delisted from Nasdaq Small Cap
                              To OTC Bulletin Board

BOCA RATON, FL--May 10, 1999 - Coventry Industries Corp. (OTCBB: COVN ) announced that effective on the close of business on May 7, 1999 that its common stock was delisted from the Nasdaq SmallCap Market and will begin trading this week on the OTC Bulletin Board. The Company received notification on May 7, 1999 that it had lost its hearing before the Nasdaq Listing Qualification Panel. The Company has not yet decided whether to appeal the delisting.

Robert Hausman, the Company's President, stated that he had spoken with the members of People First, LLC, the professional employee organization ("PEO") with which the Company has a pending acquisition agreement. These members have the right to terminate the exchange agreement due to the delisting but have informed the Company that they have not yet determined whether to complete the transaction or terminate the agreement. No timetable for a decision has been made.

Mr. Hausman added that Coventry will diligently work to insure that the Company's common stock will be quoted again on Nasdaq.

Certain of the statements contained in the press release may be deemed forward-looking statements in accordance with the Private Litigation Reform Act of 1996. Such statements and other matters addressed in the press release involve a number of risks and uncertainties. Among the factors that could cause actual plans to differ materially from these statements and other matters are the risks and factors detailed, from time to time, in the company's reports with the U.S. Securities and Exchange Commission.

Company Contact: Robert Hausman @ 561.988.2544